UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a Special Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, October 2, 2014, at 9:00 a.m., local time, to approve and adopt the Company’s 2014 Stock Option Plan.

Only stockholders of record at the close of business on August 11, 2014 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: August 29, 2014

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON OCTOBER 2, 2014.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=1965053&p=proxy

PROXY STATEMENT

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on a matter to be voted on at the upcoming special meeting of stockholders, which will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, October 2, 2014, at 9:00 a.m., local time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form on or about August  29, 2014.

ABOUT THE MEETING

What is the purpose of the special meeting of stockholders?

At the Company’s special meeting of stockholders, stockholders will act upon a proposal to approve and adopt the Company’s 2014 Stock Option Plan. Pursuant to the Company’s bylaws, at a special meeting no business can be transacted or corporate action taken other than as stated in the notice of meeting. Accordingly, the only matter that will be brought before the meeting is the proposal to approve and adopt the Company’s 2014 Stock Option Plan.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, August 11, 2014, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 52,730,266 shares of common stock.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Thursday, October 2, 2014, at 9:00 a.m., local time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, has been retained at an estimated cost of $10,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the special meeting, the Company urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the special meeting.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors in favor of the proposal to approve and adopt the Company’s 2014 Stock Option Plan.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by delivering a proxy with a later date. It is important to note that your presence at the special meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the special meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the special meeting?

The affirmative vote of a majority of votes cast, provided that the total number of votes cast represent a majority of the outstanding shares of common stock, is required for approval and adoption of the Company’s 2014 Stock Option Plan. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal. Abstentions will be considered as votes cast and will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of the Company as of August 26, 2014 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock, each director and named executive officer of the Company and all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged.

	Amount and Nature of Common Stock Beneficially Owned(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
Berkshire Partners LLC(2)	3,399,052	—	3,399,052	6.47%
FMR LLC(3)	2,862,032	—	2,862,032	5.45
Directors
William Dries	587	3,896	4,483	*
Mervin Dunn	1,717	16,796	18,513	*
Michael Graff(4)	36,809	16,796	53,605	*
Sean P. Hennessy	15,291	16,796	32,087	*
W. Nicholas Howley(5)	26,735	1,115,000	1,141,735	2.13
Douglas W. Peacock(6)	3,787	16,796	20,583	*
Robert J. Small(7)	3,444,720	6,396	3,451,116	6.57
John Staer	91	2,496	2,587	*
Named Executive Officers
Gregory Rufus(8)	10,000	194,920	204,920	*
Raymond F. Laubenthal(9)	104,469	382,250	486,719	*
Robert Henderson	8,500	231,500	240,000	*
Bernt Iversen II	5,010	213,640	218,650	*
All directors and executive officers as a group (16 persons)(10)	3,682,716	2,568,182	6,250,898	11.35%

*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of August 26, 2014. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of August 26, 2014, but excludes shares underlying options held by any other person. Percentage of ownership is based on 52,506,271 shares of common stock of the Company outstanding as of August 26, 2014.
(2)

Information obtained from a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 10, 2014. Seventh Berkshire Associates LLC, a Massachusetts limited liability company (“7BA”), is the general partner of Fund VII and Fund VII-A. Stockbridge Associates LLC, a Delaware limited liability company (“SA”), is the general partner of SF, SFM, SARF and SOS. As of December 31, 2013, the managing members of 7BA were Michael C. Ascione, Bradley M. Bloom, Kenneth S. Bring, Jane Brock-Wilson, Kevin T. Callaghan, Christopher J. Hadley, Sharlyn C. Heslam, Elizabeth L. Hoffman, Ross M. Jones, Lawrence S. Hamelsky, Richard K. Lubin, Joshua A. Lutzker, Greg Pappas, David R. Peeler, Robert J. Small and Edward J. Whelan (the “Berkshire Principals”). Mr. Small is a director of the Company. Certain of the Berkshire Principals are also the managing members of Investors, Investors III and SA. Fund VII, Fund VII-A, Investors, Investors III, SF, SP, SFM, SARF and SOS often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company (“Berkshire Partners”), is the investment advisor to Fund VII and Fund VII-A (collectively, the “Funds”). The address of each reporting person is c/o Berkshire Partners LLC, One Boston Place, 33 rd floor, Boston, Massachusetts 02108.

(3)

Information obtained from a Schedule 13G filed by FMR LLC and Edward C. Johnson III on February 14, 2014 and a Form 13F-HR filed by FMR LLC on August 14, 2014 reporting holdings as of June 30, 2014. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of common stock as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”). Fidelity SelectCo, LLC (“SelectCo”), a wholly owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of common stock as a result of acting as investment adviser to various investment companies (the “SelectCo Funds”). Mr. Johnson is Chairman of FMR LLC. Each of Mr. Johnson and FMR LLC, through their control of Fidelity and SelectCo, has the sole power to dispose of the shares owned by the Fidelity Funds and the SelectCo Funds. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of the Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC and a registered investment adviser, provides investment advisory services to individuals. As such FMR LLC’s beneficial ownership includes common stock beneficially owned through Strategic Advisors, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial holder of common stock as a result of its serving as investment manager of institutional accounts owning such shares. Each of Mr. Johnson and FMR LLC, through their control of PGALLC and PGATC, has sole dispositive power and sole power to vote or direct the voting of the shares of common stock owned by the institutional accounts or funds advised or managed by PGALLC and PGATC. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of common stock. Mr. Johnson is Chairman of FIL. Partnerships controlled predominantly by members of Mr. Johnson’s family, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes that may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Exchange Act and that they are not otherwise required to attribute to each the “beneficial ownership” of securities “beneficially owned” by the other. Therefore, they are of the view that the shares held by the other need not be aggregated for purposes of Section 13(d). However, FMR LLC has reported on a voluntary basis as if all of the shares are beneficially owned by FRM LLC and FIL on a joint basis. The address of each reporting person is 245 Summer Street, Boston, Massachusetts 02210.

(4)	Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his minor children and 16,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.
(5)	Includes options to purchase 100,000 shares that are held by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(6)	Includes 3,000 shares held in trust by Mr. Peacock’s wife as trustee. Mr. Peacock does not have any direct voting or dispositive power over the trust or economic interest therein, and, therefore, disclaims beneficial ownership.
(7)	Includes 3,399,052 held by entities related to Berkshire Fund VII, L.P. (see footnote (2)). Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 4,506 shares held by Mr. Small as trustee for the benefit of certain family members over which he has voting power but does not have any economic interest.
(8)	Includes 14,920 options to purchase shares of common stock that are held by a trust for the benefit of Mr. Rufus’ children. Mr. Rufus does not have any direct voting or dispositive power of the trust or economic interest therein, and, therefore, disclaims beneficial ownership.
(9)	Includes 44,469 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.
(10)	Includes shares subject to options exercisable within 60 days of August 26, 2014. Includes (i) 3,382 shares held by Mr. Graff as trustee and 16,096 held by a trustee of a trust created by Mr. Graff’s wife (see footnote (4)), (ii) 100,000 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl Investments, Ltd. (see footnote (5)), (iii) 3,000 shares held by Mr. Peacock’s wife as trustee of a trust (see footnote (6)), (iv) shares held by entities related to Berkshire Partners, LLC and 4,506 shares held by Mr. Small as trustee (see footnote (7)), (v) 17,420 options to purchase shares of common stock, which are held in trust (see footnote (8)), and (vi) 44,469 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (9)).

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. The Compensation Committee is comprised of Messrs. Graff (Chair), Dunn, Hennessy and Small.

The Company was privately held until 2006. As a private equity portfolio company, management’s cash compensation was typically set below the median; however, management had an opportunity to earn significant additional performance-based compensation based on options/equity ownership in the Company. The Compensation Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value and has therefore continued to focus on compensation through performance-based equity targeted to vest at or above high-performing private equity funds. Specifically, this compensation philosophy aligns management and stockholders, with management focused on the most appropriate mix of long-term growth of the Company, creation of value through increasing EBITDA and cash generation and return of capital to stockholders. Because of the opportunity to realize a significant appreciation in the Company’s equity value via increase in share price or special dividends, the Compensation Committee has historically provided, and intends to continue to provide, executives with cash compensation below the median cash compensation in the marketplace based on the Compensation Committee’s knowledge of compensation practices within the industry and publicly available information.

The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit presidents. Salary and bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations and ultimately determines the salary, bonus and option award, if applicable. With respect to Mr. Howley’s compensation, the Compensation Committee determines it without his input. Generally, individual performance, market conditions and other factors are considered in determining compensation. The Compensation Committee generally does not consider the accounting or tax treatment, including under Section 162(m) of the Internal Revenue Code, of items of compensation in structuring its compensation packages, except that the Compensation Committee makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

Executive Summary

Financial Performance and Highlights

As background, the Company’s financial performance in fiscal 2012 was very strong. Fiscal 2012 net sales rose 41%, net income from continuing operations rose 114% and EBITDA As Defined(1) rose 37%. Fiscal 2012 net earnings per share rose 88% to $5.97 per share. Intrinsic value on a fully diluted basis—meaning a multiple of EBITDA less net debt divided by fully diluted shares, which is the manner in which the Company measures its performance for purposes of option vesting—rose 50.5% during fiscal 2012, and the market value of the Company’s stock rose sharply. It was this performance that was considered in setting calendar year 2013 salaries. It was also this performance that contributed to

(1)	EBITDA and EBITDA As Defined are non-GAAP measures. A reconciliation of EBITDA and EBITDA As Defined for fiscal 2013 can be found beginning on page 22 of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2013 and for year to date fiscal 2014 beginning on page 23 of the Company’s quarterly report on Form 10-Q for the quarter ended June 28, 2014.

the declaration and payment to stockholders of a dividend of $12.85 per share in October 2012, the first month of fiscal 2013, which resulted in the payment of dividend equivalent payments to all participants with vested performance-based options in the Company’s option plans.

Fiscal 2013 was also a very good year for the Company. Set forth below are highlights of 2013 performance that impacted the Compensation Committee’s decisions. It was this performance that was considered in making compensation decisions, including discretionary bonuses, relating to 2013 performance. It was also this performance that contributed to the Company’s ability to pay to stockholders a dividend of $22.00 per share in July 2013, which resulted in the payment of dividend equivalent payments to all participants in the Company’s option plans.

•	The Company paid two special dividends to its stockholders for a total of $34.85 per share, or an aggregate $1.8 billion in return to the stockholders.

•	Fiscal 2013 net sales rose 13.2% to $1.9 billion.

•	Fiscal 2013 adjusted net income, excluding expenses related to the dividends, non-cash stock compensation, acquisitions, refinancing and other non-recurring charges, rose 5.7% to $380 million

•	Fiscal 2013 “EBITDA As Defined” rose 11.3% to $900 million.

•	The Company completed three proprietary aerospace acquisitions for approximately $475 million.

•

In fiscal 2013, the Company significantly outperformed the S&P Midcap 400 and the S&P Midcap 400 S&P Aerospace & Defense indices over fiscal 2013, as well as over a five-year period, as demonstrated in the graph on the following page. Total stockholder return over the five-year period was 429%.

Continuing the trend, fiscal 2014 through the third quarter shows good financial results. Set forth below are fiscal 2014 year-to-date performance highlights as of the third quarter ended June 28, 2014:

•

The Company successfully refinanced its capital structure and raised $3.4 billion of new debt, the proceeds of which were used to pay a special dividend to its stockholders of $25.00 per share, or an aggregate $1.4 billion in return to the stockholders, refinance $1.6 billion of existing indebtedness at a lower interest rate and for corporate purposes, including stock repurchases.

•	Fiscal 2014 year-to-date net sales rose 25.0% to $1.7 billion.

•

Fiscal 2014 year-to-date adjusted net income, excluding expenses related to the dividend, refinancing, non-cash stock compensation, acquisitions and other non-recurring charges, rose 13.1% to $317 million.

•	Fiscal 2014 year-to-date “EBITDA As Defined” rose 19.9% to $782 million.

•	The Company completed two proprietary aerospace acquisitions for just over $300 million.

The Company’s long-term performance has been excellent and resulted in outstanding returns to stockholders. As shown in the graph below, the Company’s five-year total stockholder return through September 30, 2013 and July 31, 2014 significantly exceeded its peers. Part of this return reflects the payment to its stockholders of $25.00 per share in dividends in fiscal 2014, $34.85 per share in dividends in fiscal 2013, and $7.65 per share in dividends in fiscal 2010, or $67.50 per share in dividend payments to stockholders over the period, for an aggregate $3.6 billion return to stockholders over the period. In addition, the Company has significantly outperformed private equity returns, the measure by which the Company evaluates its own performance and that of its management.

As noted above, the Company’s performance more recently during the last 12 months and during fiscal 2014 has also been outstanding. The Company’s 12 month return as of August 25, 2014 of 53% has exceeded the Company’s five year average annual return of 43%.

With respect to compensation decisions for fiscal 2013, the Board of Directors commended the management team’s leadership in the Company’s performing well as compared to its peers in a soft market while continuing to pursue the Company’s long-term value drivers. The Compensation Committee believes that the Company’s activities in 2013 created significant value for Company stockholders during 2013 and for the long-term.

Fiscal 2013 compensation for our executive officers was very high—driven by dividend equivalent payments (DEPs) on performance-based vested options, accompanying the aforementioned dividends to stockholders, as well as a biennial performance-based option grant to our executive officers. As the chart below demonstrates, while the compensation was high in terms of magnitude, it was comprised almost entirely of performance-based pay (i.e., bonus, options and dividend equivalents), aligning our management and our stockholders. As demonstrated by the chart below, our Chief Executive Officer’s pay was comprised of 2% salary and perquisites, 2% performance-based bonus, 25% performance-based option grants, and 71% dividend equivalent payments made on vested performance-based options.

2013 Compensation Snapshot

Compensation to named executive officers was high in 2013 as compared to prior years, caused primarily by (1) the extraordinary return to stockholders in the form of dividends to stockholders aggregating $34.85 per share, in which all optionholders participated by way of dividend equivalent payments made on vested performance-based options, and (2) the “saw-tooth” biennial option granting pattern of the Company described below.

Consistent with past years, salary and bonus were a small portion of total compensation—and were generally targeted at about the 35th percentile of the Company’s peers. Also consistent with past years and as depicted on the pie chart on the previous page, performance-based compensation—that being a performance-based bonus, the grant of performance-based options and the payment of dividend equivalents on performance-based options—was the largest piece of total compensation.

2013 Compensation Committee Actions

The Compensation Committee took routine actions during 2013, including granting options and adopting certain amendments to options agreements arising out of those new option grants and approving annual salaries and bonuses, consistent with the past practices. Additionally, the Compensation Committee took the following actions:

Elimination of 280G Gross Ups

In fiscal 2013, the Compensation Committee approved the elimination of excise tax (i.e., 280G) gross-ups in all future option awards. Options granted in November 2012, including those to executive officers, did not include any such gross-ups. As of the date of this proxy statement, there are no remaining unvested option awards that include gross-ups. The employment agreements with the executive officers do not include any gross-up provisions and no other gross-ups exist in any compensatory arrangements for employees.

Elimination of Perquisites

Effective for fiscal 2013, the Compensation Committee eliminated perquisites—those being company-paid automobiles, country club memberships and, for Mr. Howley, tax planning services—for executive officers and operating unit presidents and the employment agreements of executive officers were amended accordingly. Mr. Howley’s airplane use terminated effective December 31, 2013.

Elimination of “Market Sweep” Provisions in Future Awards

Prior to fiscal 2013, in addition to vesting based on operational targets, performance-based options had a market-based vesting feature (or “market sweep”) that allowed the options to accelerate upon the achievement of a certain market return. For options granted commencing in fiscal 2013, the market sweep was eliminated. Instead, the options have an alternative market based vesting feature (described in further detail below) but vesting of the options will not accelerate as compared to their original vesting schedule.

Amendments to Performance Vesting Targets in Light of Dividends Paid

In October 2012 and July 2013, the Company paid special dividends of $12.85 per share and $22.00 per share, respectively, to its stockholders. Accordingly, in order to retain the same 17.5% internal rate of return target with no diminution of performance requirement and consistent with past practice, the Compensation Committee adjusted the targets of outstanding options and the market sweep price of the options granted in 2012, in each case to take into account the earlier return of capital. The adjustments were appropriate and necessary because if a portion of the investment is returned early via special dividend or return of capital the subsequent years’ targets must be adjusted to reflect the revised capital structure (i.e., debt incurred to pay the dividend) and maintain the same performance requirements. Adjustment of the targets did not make the targets any easier to achieve but rather maintained the existing targets. The Company engaged an independent accounting firm to verify the calculations in connection with the latest adjustment approved.

Amendments to Executive Options to Provide for Continued Vesting on Retirement

Because the options are meant to reward performance over the long-term (five years), the option agreements for executive officers provide for pro rata continued vesting if the executive officer’s employment terminates for reasons other than voluntary resignation. In November 2012, the

Compensation Committee adopted amendments to the stock option agreements to add retirement as a termination event eligible for such continued vesting.

Subsequent Compensation Committee Actions

Compensation Consultant Engaged to Review Total Awards

In 2014 the Compensation Committee engaged its compensation consultant to reevaluate the Company’s peer group and to do a survey not only of cash compensation of the Company’s peers, as the Company has historically done, but also to do a survey of total compensation paid to the Company’s peers’ CEOs. In benchmarking compensation for use in negotiating Mr. Howley’s employment agreement for 2015—2019, the compensation consultant determined that in 2013, Mr. Howley’s cash compensation ranked in the 22nd percentile of the Company’s peers and that Mr. Howley’s total awards—excluding dividend equivalents—ranked in the 88th percentile of the Company’s peers.

Dividend equivalents were excluded because the Company does not have a regular policy of paying dividends and consequently, dividend equivalent income cannot be determined until the time of declaration of a dividend. Whether or not to declare a dividend is made by the Board of Directors based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. Dividend decisions are made exclusive of the compensatory impact. And compensation decisions are made without regard to the possibility of future dividend equivalent payments. In other words, dividend equivalent payments are not considered as an element of compensation when compensation is structured because of their uncertainty.

The compensation consultant reviewed possible peers based on enterprise value, revenue and market capitalization. Because the Company manages its business based on the enterprise value and EBITDA growth, the Compensation Committee adopted a peer group based on enterprise value and specifically rejected a revenue peer group as being not comparable with the Company. While the Company’s revenues were comparable to a potential revenue-based peer group median of $2.6 billion, the Company’s market capitalization of more than $10 billion and enterprise value in excess of $16 billion far exceeded the potential revenue-based peer group medians of $3.8 billion and $4.4 billion, respectively. In establishing an enterprise value peer group, companies were evaluated based on having an enterprise value within 1/3x – 3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders, being in the same Global Industry Classification Standard industry group as the Company and being in the same Global Industry Classification Standard sub-industry group as the Company. For decisions affecting fiscal 2015 compensation as reported herein and future decisions to be undertaken in November 2015, the Company adopted as its peer group the following companies: Ametek, Inc., Amphenol Corporation, B/E Aerospace, Inc., Ball Corporation, BorgWarner Inc., C. R. Bard, Cameron International, Colfax Corporation, Dover Corporation, Fastenal Company, Flowserve Corporation, L-3 Communications Holdings, Inc., Masco Corporation, Pall Corporation, Parker-Hannifin Corporation, Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Stanley Black & Decker, Inc. and Textron Inc.

CEO Employment Agreement Renewal

In August 2014, the Compensation Committee negotiated a new employment agreement with Mr. Howley. The employment agreement is described in greater detail on pages 34–37 of this proxy statement. The significant changes from Mr. Howley’s previous employment agreement are:

•	The term of employment is extended through September 2019.

•	There is no automatic renewal of the agreement.

•

A fixed method for establishing the size of Mr. Howley’s option awards was established. Option awards will be made annually, instead of bi-annually, and will be valued at $10,600,000 on a Black Scholes method with the same assumptions as used as of the date of the employment agreement, increased by 3.5% annually.

•	Mr. Howley’s equity retention requirement will be $10,000,000, of which $5,000,000 must be held in shares of common stock.

The Compensation Committee took into account the peer group total compensation in setting the compensation set forth in the employment agreement.

Executive Officer Stock Retention Requirement

In response to investor comments recommending outright stock ownership by executives, in addition to the requirement in his employment agreement that Mr. Howley hold one-half of his equity retention requirement in shares of common stock as described above, effective in August 2014, the Company now requires all executive officers to hold one-half of their retention requirements in shares of common stock. Specifically, in addition to Mr. Howley, eight executive officers will be required to hold amounts ranging from $750,000 to $2,000,000 worth of shares of common stock.

New Bonus Program

In July 2014, in response to investor comments recommending less discretion in annual incentive payments, the Compensation Committee adopted a new bonus program, to be effective for fiscal 2015. Target bonus amounts are based on a percentage of the officer’s salary per their respective employment agreements.

The award will be non-discretionary and based on the financial performance of the Company as follows:

(a)	(i) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (ii) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (iii) 50% of the target award opportunity; and

(b)	(i) the Company’s “Annual Operational Performance per Diluted Share” as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (ii) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (iii) 50% of the target award opportunity.

The Compensation Committee may increase or decrease the actual award by up to 20%, based on assessment of individual performance, including without limitation, (1) the degree of difficulty of the job and achieving the metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drivers of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; and (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

Adoption of 2014 Stock Option Plan

In July 2014, the Board of Directors, at the recommendation of the Compensation Committee, adopted the 2014 Stock Option Plan, the approval of which is the subject of the special meeting and which is described in detail on pages 40–44 of this proxy statement. Substantive differences in the 2014 Option Plan as compared to the existing 2006 Stock Incentive Plan include the elimination of restricted stock and other types of equity awards and the elimination of “liberal” share recycling.

Prohibition of Hedging and Pledging Company Stock

In July 2014, the Board of Directors, at the recommendation of the Compensation Committee, took action to amend the Company’s Insider Trading Policy to prohibit hedging of Company common stock and to prohibit pledging of Company common stock or options or holding Company common stock or options in a margin account. Previously, hedging of Company common stock was discouraged and required approval of the Chief Financial Officer or the Chief Executive Officer and pledging Company stock as collateral and holding Company common stock in a margin account was prohibited, unless the individual clearly demonstrated the financial capacity to repay the loan without resort to the pledged securities and the pledge was approved by the Chief Financial Officer or the Chief Executive Officer.

Amendments to Performance Vesting Targets in Light of Dividends Paid

In July 2014, the Company paid a special dividend of $25.00 per share to its stockholders. Accordingly, in order to retain the same 17.5% internal rate of return target with no diminution of performance requirement and consistent with past practice, the Compensation Committee adjusted the targets of outstanding options to take into account the earlier return of capital. The adjustments were appropriate and necessary because if a portion of the investment is returned early via special dividend or return of capital the subsequent years’ targets must be adjusted to reflect the revised capital structure (i.e., debt incurred to pay the dividend) and maintain the same performance requirements. Adjustment of the targets did not make the targets any easier to achieve but rather maintained the existing targets. The Company engaged an independent accounting firm to verify the calculations in connection with the latest adjustment approved.

Objectives of the Executive Compensation Program

The Compensation Committee’s primary goal in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value. In light of this goal, the Compensation Committee compensates executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program are base salaries, discretionary bonuses and performance-based options and related dividend equivalent payments, although the program is heavily weighted towards performance-based options and related dividend equivalents. In fact, in 2013, 98% of the CEO’s compensation came from performance-based elements (a performance-based bonus, the grant of options and the payment of dividend equivalents related to vested performance-based options).

Each element of the executive compensation program is discussed below.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

The Compensation Committee intends that the largest portion of management’s potential earnings be based on stockholder return, either through share price appreciation or dividend payments. The Compensation Committee believes that performance-based stock option grants are, and will continue to be, a valuable motivating tool and provide a long-term incentive to management. Performance-based stock option grants reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by aligning the interests of the Company’s stockholders and management. The Company only grants options that vest upon performance targets and does not grant options that merely vest based on the passage of time.

Other than future awards to the Chief Executive Officer, which will be made annually pursuant to Mr. Howley’s new employment agreement, the Compensation Committee does not make annual grants of options to employees. Rather, it grants options in connection with hirings, promotions and the assumption of increased responsibilities that vest over five years. Thereafter, unless there has been an intervening five-year award because of a promotion or assumption of increased responsibility, biennial extension awards that vest in the fourth and fifth year following the award are granted for retention purposes. These grants are generally made in the third year of vesting under the initial award so that the employee always has four or five years of option vesting in front of him or her in order to promote maximizing long-term value. To illustrate, options are typically awarded as follows:

For the named executive officers, the pattern of option awards has historically meant that the annual compensation in the Summary Compensation Table has increased and decreased biennially in a “saw-tooth” manner as demonstrated below:

Commencing in fiscal 2015, Mr. Howley will receive annual option grants in order to avoid the “saw-tooth” pattern in compensation reflected in the Company’s proxy, which some investors find difficult to analyze. The remaining named executive officers will continue to receive bi-annual grants as described above.

Company stock options vest based on the achievement of specific performance-based targets. Initial options vest annually over five years based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of annual performance targets. Commencing with options awarded in fiscal 2015, options awarded to Mr. Howley in fiscal 2015 will vest at the end of the fifth fiscal year following the date of grant; options awarded to Mr. Howley in fiscal 2016 and 2017 will vest at the end of the fourth fiscal year following the date of grant; and options awarded to Mr. Howley in fiscal 2018 and 2019 will vest at the end of the third fiscal year following the date of grant.

All options vest based on the achievement of an annual performance target. In all cases, the targets are set to require cumulative growth over the applicable multi-year period. Through these performance-based options with multi-year performance periods, the Compensation Committee believes it has optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

At the time of grant, per share targets representing an intrinsic share price, as described below, are set by taking the prior year’s annual operational performance and growing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with the Company’s objective of providing stockholders with returns at or above those of well-performing private equity funds. Set forth below is a chart showing the Company’s targeted compound annual growth, as compared to average returns of private equity funds:

Targets allow for minimum vesting if growth in the Company’s performance equals or exceeds 10% per year and maximum vesting if growth equals or exceeds 17.5% per year. In other words, as demonstrated in the chart below, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. The Compensation Committee believes these required returns are robust, but achievable and in line with the Company’s internal expectations to exceed the financial performance of the top quartile of private equity funds. If these returns are achieved, both investors and management benefit significantly.

Annual targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends. To simplify, option targets and vesting are basically calculated as follows:

Annual operating performance, as reflected above, takes into consideration the following:

•	growth in EBITDA

•	management of capital structure

•	cash generation

•	acquisition performance; and

•	the impact of option dilution on common shares outstanding.

The Company uses growth in intrinsic value of its equity as the performance-based metric for a number of reasons:

1.	It focuses management on the fundamentals of stockholder value creation—i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

2.	This is the basic private equity formula for value that the senior and operational management team has focused on achieving since its inception since 1993.

3.	Over the long term, the Compensation Committee believes that market value will generally follow intrinsic value.

As described above, the Company’s long-term objective is to give its stockholders well performing private equity like returns. The Company believes that this metric aligns management with that goal. In order to get to 17.5% growth, the Company needs to focus on its underlying operations, capital structure and utilization and growth through acquisitions. Generally and on average, the Company plans to achieve our growth target as follows:

The Compensation Committee believes this option target performance criteria, taking into account many aspects of the Company’s performance without focusing on a single measure, is unique—eliminating the need for several different metrics—and reaches a uniquely high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2013, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012 (in addition to the other $382 million of acquisitions in fiscal 2011 and $118 million of acquisitions in fiscal 2012).

Targets have been adjusted for the $3.6 billion aggregate ($67.50 per share) dividends paid to stockholders over the performance periods. The adjustments were appropriate and necessary to account for the early return of capital to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets did not make the targets any easier to achieve but rather maintained the IRR targets.

Because the Company views its performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. The Compensation Committee believes this feature acts similarly to long-term incentive plans that take into account cumulative performance over a multi-year period. The Compensation

Committee also believes this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

The Company’s long-term performance has been outstanding. Over five years through the end of fiscal 2013, the Company has exceeded its goal to achieve an intrinsic compound annual growth rate of 17.5% and has met or exceeded its option targets in four of the last five years. In that same period, total stockholder return was 429%.

In addition to vesting based on operational targets, in the event of a change in control, performance vesting options become fully vested. Further, options have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the New York Stock Exchange exceeds two times the exercise price of the options, less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year). Vesting of the options will not accelerate as compared to their original vesting schedule.

Outstanding option agreements for executive officers provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement, vesting of the options will continue after termination generally as follows:

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if the termination is in the second fiscal year after the grant date, 20% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met;

•	if the termination is in the third fiscal year after the grant date, 40% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met;

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if the termination is in the fourth fiscal year after the grant date, 60% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met;

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if the termination is in the fifth fiscal year after the grant date, 80% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met; and

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if the termination is after the fifth fiscal year after the grant date, 100% of the remaining options will continue to vest in accordance with their terms if, and only if, the performance criteria is met.

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,027,425 shares of common stock were granted under the program in fiscal 2013. The number of shares subject to the option plan is 8,119,668 shares, of which 2,301,250 shares remained available for granting under the plan as of September 30, 2013. Options to purchase 702,171 shares of common stock were granted under the program in fiscal 2014. As of the date hereof, 1,672,247 shares remained available for granting under the plan. The plan will expire on March 14, 2016.

Dividend Equivalent Rights

Consistent with its private equity compensation philosophy and in order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, the Company has had in place for many years dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. Dividend equivalent payments are only made on performance vested options after the performance criteria has been met and the options have vested.

The Company does not have a policy of paying regular dividends and the Board only declares special dividends based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. In order to receive dividend equivalent payments, options must vest in accordance with the applicable performance criteria, and the Company must have sufficient liquidity position to pay the dividend (including the dividend equivalents) as described in the preceding sentence. Therefore, the Compensation Committee views dividend equivalents as performance-based compensation.

Dividend equivalents are commonly used by public companies that compensate employees through restricted stock units or similar types of equity. The Company believes that dividend equivalents are equally appropriate in the case of options in order to preserve equity-based incentives intended by the Company at the time of award and to treat optionholders and stockholders consistently. In fact, dividend equivalents are very commonly used in conjunction with options in the private equity context and it is a private equity compensation model on which the Company has based its equity-based compensation program. While regular dividends are presumably built into a public company’s market price, extraordinary dividends are not so reflected in the market price. In fact, the market price is generally adjusted downward by the amount of the dividend at the payment date.

It is because of the Company’s dividend policy to return capital to stockholders in the form of extraordinary—and unpredictable—dividends that dividend equivalents are critical to the Company’s compensation program. The payment of dividends is directly reflective of management’s ability to generate significant free cash flow and credit market support. Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth.

Optionholders who hold vested stock options at the time a dividend is paid will receive a cash dividend equivalent payment equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options may receive a cash dividend equivalent payment equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. The Company believes that it has structured dividend equivalent payments under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Investors and shareholder advisory services have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, the Company believes that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

Based on the payment of $1.8 billion aggregate dividends to stockholders in fiscal 2013 and a $375 million aggregate dividend to stockholders in fiscal 2010 and the vesting of outstanding options, in fiscal

2013, Messrs. Howley, Rufus, Laubenthal, Henderson and Iversen received: (a) $3,366,000, $631,125, $904,613, $736,313 and $252,450, respectively, in dividend equivalent payments relating to the $7.65 special dividend declared in October 2009; (b) $17,645,196, $3,596,972, $7,030,243, $3,998,252 and $2,793,693, respectively, in dividend equivalent payments relating to the $12.85 special dividend declared in October 2012; and (c) $24,860,000, $6,048,240, $11,868,560, $6,268,240 and $4,950,000, respectively, in dividend equivalent payments relating to the $22.00 special dividend declared in July 2013.

Stock Ownership Guidelines

Consistent with its private equity compensation philosophy, the Company requires management to maintain a significant investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Specifically, the retention requirements for named executive officers, including the amounts that must be retained in stock, are set forth below. The executive officers hold stock and options with values significantly in excess of their retention requirements.

	Total Retention Requirement	Retention Requirement Required to be Held in Common Stock	Value of Common Stock Held as of August 26, 2014
W. Nicholas Howley	$10,000,000	$5,000,000	$5,023,774
Gregory Rufus	$2,000,000	$1,000,000	$1,879,100
Raymond Laubenthal	$4,000,000	$2,000,000	$19,630,770
Robert Henderson	$2,500,000	$1,250,000	$1,597,235
Bernt Iversen II	$1,750,000	$875,000	$941,429

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to come back into compliance with the holding requirement.

No director or employee is permitted to engage in short sales of Company stock or transact in any way in publicly traded options of Company stock. The Company prohibits hedging and pledging of Company common stock.

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through performance-based equity. Specifically, the Company aims to pay cash compensation to executives at approximately the 25th to 35th percentile of the Company’s peers. Cash compensation for executive officers in fiscal 2013 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the survey described in the following paragraph.

The Compensation Committee periodically engages an independent consultant to survey the Company’s peers’ cash compensation. The Compensation Committee engaged Meridian Compensation Partners, LLC to do a cash compensation survey in June 2012. Neither Meridian nor Veritas provided any services to the Company, other than compensation consulting services provided to the Compensation Committee. In its survey Meridian reviewed surveys of human resource consulting firms, as well as proxies of two different peer groups—a peer group based on enterprise or market value and a peer group based on Global Industry Classification Standard code and revenue. In determining cash compensation for executives for 2013, the Compensation Committee averaged the market value peers and revenue peers data and used the combined data. The combined peer group was comprised of AAR Corp., Ametek, Inc., Barnes Group Inc., BE Aerospace, Inc., BorgWarner Inc., Cubic Corporation, Curtiss-Wright Corporation, Esterline Technologies Corporation, Flowserve Corporation, Garmin Ltd., GATX Corporation, Genuine Parts Company, Goodrich Corp., GrafTech International Ltd., Harris Corporation, HEICO Corporation, Hexcel Corporation, Illumina, Inc., ITT Corporaiton, L-3 Communications Holdings, Inc., Moog Inc., Nordson Corporation, Orbital Sciences Corporation, Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Teledyne Technologies Incorporated, Textron Inc., TRW Automotive Holdings Corp. and Waters Corporation.

Consistent with the factors annually considered by the Compensation Committee, the Compensation Committee determined that, effective January 1, 2013 for the 2013 calendar year, the base salaries of the named executive officers, namely, Messrs. W. Nicholas Howley, Gregory Rufus, Raymond Laubenthal, Robert Henderson and Bernt Iversen should be $1,000,000, $482,500, $600,000, $430,000 and $385,000 per year, respectively.

In June 2014 the Compensation Committee engaged Veritas Compensation Consultants to reevaluate the Company’s peer group and to do a survey not only of cash compensation of the Company’s peers, as the Company has historically done, but also to do a survey of total compensation paid to the Company’s peers’ CEOs. Veritas reviewed possible peers based on enterprise value, revenue and market capitalization. Because the Company manages its business based on the enterprise value and EBITDA growth, the Compensation Committee adopted a peer group based on enterprise value and specifically rejected a revenue peer group as being not comparable with the Company. While the Company’s revenues were comparable to the potential revenue-based peer group median of $2.6 billion, the Company’s market capitalization of more than $10 billion and enterprise value in excess of $15 billion far exceeded the potential revenue-based peer group medians of $3.8 billion and $4.4 billion, respectively. In establishing an enterprise value peer group, companies were evaluated based on having an enterprise value within 1/3x—3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders, being in the same Global Industry Classification Standard industry group as the Company and being in the same Global Industry Classification Standard sub-industry group as the Company. For decisions affecting fiscal 2015 compensation, the Company adopted as its peer group the following companies: Ametek, Inc., Amphenol Corporation, B/E Aerospace, Inc., Ball Corporation, BorgWarner Inc., C. R. Bard, Cameron International, Colfax Corporation, Dover Corporation, Fastenal Company, Flowserve Corporation, L-3 Communications Holdings, Inc., Masco Corporation, Pall Corporation, Parker-Hannifin Corporation, Rockwell Automation, Inc., Rockwell Collins, Inc., Roper Industries, Inc., Stanley Black & Decker, Inc. and Textron Inc. The peer group data will be used by the Compensation Committee in setting 2015 compensation and was used by the Compensation Committee in connection with the establishment of Mr. Howley’s new employment agreement.

In reviewing Mr. Howley’s compensation as compared to the Company’s peers, Veritas determined that in 2013, Mr. Howley’s cash compensation ranked in the 25th percentile of the Company’s peers and that Mr. Howley’s total compensation—excluding dividend equivalents—were in the upper quartile of the Company’s peers. Dividend equivalents were excluded because since the Company does not have a regular policy of paying dividends, dividend equivalent income cannot be determined until the time of declaration of a dividend. Whether or not to declare a dividend is made by the Board of Directors based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. Dividend decisions are made exclusive of the compensatory impact. And compensation decisions are made without regard to the possibility of future dividend equivalent payments.

Annual Incentives

The Compensation Committee had in place in fiscal 2013 a performance-based bonus program for corporate officers. Target bonus amounts were based on a percentage of the officer’s salary per their respective employment agreements. Actual awards were determined at the Compensation Committee’s discretion. Factors considered by the Compensation Committee in establishing awards generally included, but were not limited to:

•	Financial performance. Financial performance measures were based primarily on Company EBITDA as defined in the Company’s credit agreement and return on investment.

•

Corporate performance. The Compensation Committee subjectively evaluated the overall performance of the Company during the year, taking into account a range of factors that impacted the Company’s performance. The corporate performance factor was not intended to be a numerical weighting of factors. Items considered in evaluating the Company’s corporate performance generally included, but were not limited to:

•	degree of difficulty in the business plan, the market environment and general operating conditions

•	performance against the Company’s value creation goals

•	specific organization or department-wide achievements, efforts or problems

•	in the case of Mr. Howley, effective succession planning and organizational development

•

in the case of Mr. Howley, his support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy including the business/product definition, organization structure, value driver focus and acquisition strategy contained therein

•	other factors unique to the business or the overall environment

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Individual performance. The Compensation Committee subjectively evaluated the performance of the individual officer taking into account a range of factors. Like the corporate performance, the individual performance factor was not intended to be a numerical weighting of factors. Items considered in evaluating individual performance generally include, but were not limited to:

•	the degree of difficulty and effectiveness in performing the officer’s job given the overall market environment, operating conditions and flexibility and responsiveness required

•	performance by the officer in implementing the Company’s value drivers

•	exhibiting a clear pattern of open, honest and regular communication within the Company and, if applicable, investors and the board of directors

•	engaging in effective succession planning and organizational development

•

performance in the specific requirements of the officer’s job, including awareness and compliance with both specific Company policies and applicable laws and regulations, or, in the case of Mr. Howley, support, maintenance and regular evaluation of the effectiveness of the Company’s long-term value focused strategy, including business scope, organization structure, value driver focus and acquisition activity

•	other factors unique to the specific job or the overall environment.

For fiscal 2013, the target bonuses for Mr. Rufus, Mr. Henderson and Mr. Iversen were set at 65% of their respective annual salaries or, in dollars, $313,625, $279,500 and $250,250, respectively. For fiscal 2013, the target bonus for Mr. Laubenthal was set at 80% of his annual salary, or $480,000.

In fiscal 2013, the Company’s performance fell short of its internal business plan. However, the Compensation Committee noted that the Company performed well in a softening commercial aerospace market, including doing well in all three of the Company’s value drivers, that the Company integrated a number of operating units with minimal disruption, and that the Company completed three acquisitions, completed $4.3 billion of financings and paid $34.85 per share of dividends to stockholders. Based on the foregoing and the Compensation Committee’s evaluation of the individual performances of Mr. Rufus, Mr. Laubenthal, Mr. Henderson and Mr. Iversen, the Compensation Committee determined that:

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Mr. Rufus should be awarded a bonus of $330,000 for fiscal 2013, or 105% of his target bonus. The increase in Mr. Rufus’ bonus over his target bonus was, among other factors, attributable to the observations that the areas under Mr. Rufus’ responsibility operated well in fiscal 2013 and financial statements and internal and public reporting were timely and accurate, in each case even with a high degree of change and activity, the Company undertook significant refinancing activity under Mr. Rufus’ direction and Mr. Rufus did well hiring and developing talented employees.

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Mr. Laubenthal should be awarded a bonus of $530,000 for fiscal 2013, or 110% of his target bonus. The increase in Mr. Laubenthal’s bonus over his target bonus was, among other factors, attributable to the observations that Mr. Laubenthal was a leader and strong contributor to the Company’s performance, including being instrumental in the integration of businesses acquired in 2012 and 2013, that he has good operating judgment and is highly value driven, that he did a good job with employee succession and that he developed and implemented valuable training regarding the Company’s value drivers.

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Mr. Henderson should be awarded a bonus of $320,000 for fiscal 2013, or 114% of his target bonus. The increase in Mr. Henderson’s bonus over his target bonus was, among other factors, attributable to the observations that the majority of operating units under Mr. Henderson’s supervision had above plan financial results and acquisition integration efforts at Arkwin and Whippany went better than expected. The Compensation Committee noted that Mr. Henderson’s leadership guided the good results of the operating units, that he continued to foster employee development, especially at new acquisitions, and that he is a solid contributor who proactively manages during periods of change and is value driven with good judgment.

•

Mr. Iversen should be awarded a bonus of $265,000 for fiscal 2013, or 106% of his target bonus. The increase in Mr. Iversen’s bonus over his target bonus was, among other factors, attributable to the observations that Mr. Iversen enhanced the mergers and acquisitions function, with a good ability to implement value initially and assess management of acquired businesses.

For 2013, Mr. Howley’s target bonus was set at 124% of his annual salary or, in dollars, $1,240,000. The Compensation Committee evaluated Mr. Howley’s achieved performance, including the factors set forth above, and concluded that Mr. Howley’s leadership has been integral to the delivery of stockholder value and growth for the Company, both organically and through acquisitions, and that Mr. Howley does a good job at developing the Company’s leadership team for the future. Based on the foregoing, the Compensation Committee determined that Mr. Howley should be awarded a bonus of $1,240,000 for fiscal 2013, or 100% of his target bonus.

In July 2014, in response to investor comments recommending less discretion on the part of the Compensation Committee in determining annual incentive payments, the Compensation Committee adopted a new bonus program, to be effective for fiscal 2015. Target bonus amounts are based on a percentage of the officer’s salary per their respective employment agreements. The award will be non-discretionary and based on the financial performance of the Company as follows:

•

(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•

(a) the Company’s “Annual Operational Performance per Diluted Share” as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

The Compensation Committee may increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

Perquisites

In fiscal 2013 the Compensation Committee eliminated perquisites (i.e., country club dues and automobiles and, for Mr. Howley, financial planning services) for executive officers and business unit presidents. Mr. Howley’s use of the corporate aircraft terminated effective December 31, 2013 pursuant to his employment agreement.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003. That employment agreement was negotiated on behalf of the Company by its private equity investor. That agreement was set to expire in July 2008. The Company and Mr. Howley have since entered into amended and restated employment agreements, most recently in August 2014.

Prior to the Company’s initial public offering, in November 2005, the Company entered into a similar employment agreement with Messrs. Rufus and Laubenthal to ensure their continuity with the Company. Those agreements were amended effective February 2011 and again effective October 1, 2012. In addition, the Company entered into similar employment agreements with Messrs. Henderson and Iversen in February 2011 to ensure their continuity with the Company as well, each of which was amended effective October 1, 2012.

For a description of the employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Consideration of Say-On-Pay Advisory Vote

At the Company’s 2011 annual meeting, approximately 98% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers.

At the Company’s 2012 annual meeting, approximately 56% of the votes cast on the proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. The Company’s compensation program in 2012 was nearly identical to that in 2011; however, Mr. Howley received a bi-annual grant of options in fiscal 2012, which gave the appearance of a large increase in income, and proxy advisory firms accordingly recommended a vote against the Say on Pay proposal.

In light of the results of the Company’s Say-On-Pay vote in 2012, the Compensation Committee engaged Meridian Compensation Partners to consult with it regarding issues related to the Say-On-Pay vote and asked management to reach out to investors to discuss the Company’s pay practices. Management discussed the Company’s compensation practices with at least 76 representatives of 41 of the Company’s stockholders, representing over half of the Company’s voting power. Of the 76 persons with whom the Company spoke, 65 were managers and analysts representing 38 stockholders who collectively held 49% of the Company’s shares. Managers and analysts, who make investment decisions regarding the Company’s stock, were nearly unanimously in favor of the Company’s compensation practices and thought very favorably of the performance aspect of the Company’s compensation policies. The 11 governance specialists with whom the Company spoke represented seven stockholders representing 16% of the Company’s shares. The governance specialists were also generally in favor of the Company’s compensation as a whole; however, some criticized specific practices. Particularly, governance specialists at three of the seven stockholders were opposed to 280G gross ups. The Company believes many of the governance specialists relied heavily on the recommendations of proxy advisory firms in their assessments of Say-On-Pay. The governance specialists noted the Company’s unique compensation structure based on its history as a private equity portfolio company and suggested that additional compensation disclosure would be beneficial to better understand the Company’s pay practices. In response, disclosure regarding the Company’s pay practices was expanded in 2013 and significantly further expanded in this proxy statement. 280G gross ups were also eliminated.

At the Company’s 2013 annual meeting, approximately 97% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. Other than the elimination of the 280G gross-ups, the Company did not significantly change its pay practices in 2012 as compared to 2011, but proxy advisory firms did recommend a vote in favor of the Say on Pay proposal in 2012 despite the consistency of pay practices—presumably, because the named executive officers did not receive option awards and therefore the magnitude of pay as set forth in the table was significantly lower than the prior year.

Between the 2013 annual meeting and the solicitation of proxies for the 2014 annual meeting, the Company continued its dialogue with stockholders regarding compensation practices. The Company once again engaged Meridian Compensation Partners and Alliance Advisors to consult with the Company regarding its Say-on-Pay vote and together, the Company and its advisers devised a stockholder outreach plan specific to compensation issues. The intention of the outreach plan was to educate stockholders on the nuances of the Company’s pay for performance compensation plan, to clarify any questions regarding the Company’s compensation practices and to address the magnitude of performance-related pay in fiscal 2013. As part of the plan, the Company spoke with over 40 representatives of 24 of the Company’s stockholders, representing approximately 40% of the Company’s voting power. Seven of the representatives were governance specialists, with the balance comprised of portfolio managers or analysts. In response to the stockholder outreach conducted over the past two years, disclosure regarding the Company’s pay practices has been significantly expanded.

In connection with the Company’s solicitation of proxies for its 2014 annual meeting, the Company spoke with over 30 stockholders representing approximately 58% of the Company’s voting power. Seven of the conversations were with governance specialists, with the balance comprised of portfolio managers and analysts. Unanimously, the portfolio managers and analysts were in favor of the Company’s compensation system. Generally, the governance specialists were in favor of the Company’s pay-for-performance compensation as a whole, but still noted criticisms of various specific practices.

At the Company’s 2014 annual meeting, approximately 65% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. Other than the elimination of the 280G gross-ups, the Company did not significantly change its pay practices in 2013 as compared to 2012. Variations in compensation, as reported in the Summary Compensation Table, are caused primarily by (1) the “saw-tooth” biennial option granting pattern of the Company described above and (2) in fiscal 2013, the extraordinary return to stockholders in the form of dividends aggregating $34.85 per share, in which all optionholders participated by way of dividend equivalent payments paid on performance-vested options. Proxy advisory firms recommended a vote against the Say on Pay proposal in 2014.

Since the 2014 annual meeting, the Company has continued its dialogue with its stockholders. In response to its stockholder outreach and the 2014 Say on Pay vote, the Company has made the following changes to its compensation program as previously discussed:

•	Entered into a new employment agreement for Mr. Howley, which increased Mr. Howley’s equity retention requirement to $10,000,000 and includes a requirement to hold $5,000,000 of stock

•	Required other executive officers to hold half of their equity retention limits in stock

•	Determined to issue Mr. Howley annual option grants, rather than bi-annual grants

•	Benchmarked Mr. Howley’s total compensation (exclusive of dividend equivalents) against the Company’s peer group

•	Set forth the method for determining the size of Mr. Howley’s annual option grants

•	Adopted a new non-discretionary bonus program based on the achievement of EBITDA As Defined and annual operating performance

•	Amended its Insider Trading Policy to prohibit pledges, hedges and holding Company stock in margin accounts

•	Eliminated restricted stock and other broad equity awards from the 2014 Stock Option Plan

•	Eliminated “liberal” share recycling from the 2014 Stock Option Plan

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks And Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2013 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2013	973,375	1,240,000	15,879,500	46,121,781	64,214,656
Chairman and Chief Executive Officer	2012	841,250	1,200,000	—	1,265,041	3,306,291
	2011	690,000	1,000,000	17,855,610	1,119,536	20,665,146
Gregory Rufus,	2013	470,250	330,000	3,629,600	10,291,086	14,720,936
Executive Vice	2012	410,000	330,000	—	235,969	975,969
President, Chief Financial	2011	362,083	280,000	2,800,880	201,180	3,644,143
Officer and Secretary
Raymond Laubenthal,	2013	584,625	530,000	4,877,275	19,818,374	25,810,274
President and Chief Operating Officer	2012	528,875	550,000	—	299,827	1,378,702
	2011	455,833	500,000	4,551,430	254,066	5,761,329
Robert Henderson,	2013	420,875	320,000	3,062,475	11,018,446	14,821,796
Executive Vice President	2012	386,375	330,000	—	239,420	955,795
	2011	329,375	250,000	2,800,880	207,585	3,587,840
Bernt Iversen II,	2013	377,125	265,000	2,949,050	8,109,095	11,700,270
Executive Vice President	2012	342,675	250,000	—	104,256	696,881
	2011	260,000	201,500	3,755,115	86,436	4,303,051

(1)	The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s Stock Incentive Plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2013 for information on the grant date fair value of awards and a description of the assumptions used in that computation.
(2)	Amounts shown for Mr. Howley include $3,366,000 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $17,645,196 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $24,860,000 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013. The amounts also include the incremental cost to the Company relating to personal use by Mr. Howley of an aircraft under a corporate contract for aircraft services in the amount of $237,610. Incremental cost is the amount billed to the Company by its service provider for the specific flight. In addition, amounts include $12,975 in 401(k) contributions by the Company.

Amounts for Mr. Rufus include: $631,125 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $3,596,972 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $6,048,240 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $14,749 in 401(k) contributions by the Company.

Amounts for Mr. Laubenthal include: $904,613 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $7,030,543 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $11,868,560 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $14,658 in 401(k) contributions by the Company.

Amounts for Mr. Henderson include: $736,313 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $3,998,252 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $6,268,240 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $15,642 in 401(k) contributions by the Company.

Amounts for Mr. Iversen include: $252,450 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $2,891,250 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $4,950,000 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $15,395 in 401(k) contributions by the Company.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2013 to the named executive officers. None of the named executive officers received non-equity incentive plan awards or restricted stock.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Exercise Price of Options	Grant Date Fair Value of Option Awards
			Threshold (#)(2)	Target (#)(3)	Maximum (#)
W. Nicholas Howley	11/19/12	(1)	87,500	350,000	350,000	130.09	15,879,500
Gregory Rufus	11/19/12	(1)	20,000	80,000	80,000	130.09	3,629,600
Raymond Laubenthal	11/19/12	(1)	26,875	107,500	107,500	130.09	4,877,275
Robert Henderson	11/19/12	(1)	16,875	67,500	67,500	130.09	3,062,475
Bernt Iversen	11/19/12	(1)	16,250	65,000	65,000	130.09	2,949,050

(1)	Represents options that vest as follows: 12.5% if the annual operational performance (“AOP”) as hereinafter defined is at least $60.53 per diluted share and up to 50% if the AOP is at least $85.67 per diluted share on September 30, 2016 and 12.5% if the AOP is at least $66.59 per diluted share and up to 50% if the AOP is at least $100.66 per diluted share on September 30, 2017. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2016 because of a shortfall in AOP may vest in 2017 if there is an excess of AOP in such year. In addition, any excess AOP in 2014 or 2015 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(2)	Calculated to represent the amount that would vest if the minimum AOPs were met in years 2016 and 2017.
(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2013 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award. The table also shows the number of unexpired options granted to the named executive officers and the percentage of those options that continue to be held by them.

Name	Number of Securities Underlying Unexpired Options (#) Granted	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley(2)	800,000	605,000	—		27.08	11/17/2018
	510,000	510,000	—		82.67	03/04/2021
	350,000	—	350,000	(1)	130.09	11/19/2022

	1,660,000	1,115,000	350,000

Gregory Rufus(3)	29,920	29,920	—		13.37	10/01/2015
	20,000	20,000	—		25.60	12/01/2016
	150,000	150,000	—		27.08	11/17/2018
	80,000	75,000	—		82.67	03/04/2021
	80,000	—	80,000	(1)	130.09	11/19/2022

	359,920	274,920	80,000

Raymond Laubenthal	194,480	194,480	—		13.37	10/01/2015
	215,000	215,000	—		27.08	11/17/2018
	130,000	110,000	—		82.67	03/04/2021
	107,500	—	107,500	(1)	130.09	11/19/2022

	646,980	519,480	107,500

Robert Henderson	29,920	9,920	—		13.37	10/01/2015
	20,000	20,000	—		25.60	12/01/2016
	175,000	175,000	—		27.08	11/17/2018
	80,000	80,000	—		82.67	03/04/2021
	67,500	—	67,500	(1)	130.09	11/19/2022

	372,430	284,920	67,500

Bernt Iversen	100,000	50,000	—		22.21	06/15/2016
	60,000	60,000	—		27.08	11/17/2018
	50,000	50,000	—		70.45	12/10/2020
	65,000	65,000	—		82.67	03/04/2021
	65,000	—	65,000	(1)	130.09	11/19/2022

	340,000	225,000	65,000

(1)	Represents options that vest as follows: 12.5% if the annual operating performance (“AOP”) (as hereinafter defined) is at least $60.53 per diluted share and up to 50% if the AOP is at least $85.67 per diluted share on September 30, 2016 and 12.5% if the AOP is at least $66.59 per diluted share and up to 50% if the AOP is at least $100.66 per diluted share on September 30, 2017. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2016 because of a shortfall in AOP may vest in 2017 if there is an excess of AOP in such year. In addition, any excess AOP in 2014 or 2015 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(2)

The options for Mr. Howley include 100,000 options, all of which are currently exercisable at a price of $82.57, owned by Bratenahl Investments, Ltd. (“Bratenahl”) By virtue of his indirect ownership interest therein, Mr. Howley may be deemed to be the beneficial owner of the options that are owned by Bratenahl. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

(3)	The options for Mr. Rufus include 29,920 options, all of which were exercisable at September 30, 2013 at a price of $13.37, owned by a trust for the benefit of Mr. Rufus’ children. Mr. Rufus disclaims beneficial ownership of all options owned by the trust and reported herein as beneficially owned.

Option Exercises in 2013 and 2013 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2013. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley(1)	258,167	30,394,168
Gregory Rufus(2)	5,000	297,000
Raymond Laubenthal	31,644	2,711,648
Robert Henderson	32,628	4,206,380
Bernt Iversen II	—	—

(1)	Includes exercises of 32,031 shares at a realized value of $3,717,880 by Bratenahl Investment, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficially ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(2)	Represents options that were exercised, but the stock continues to be held by Mr. Rufus.

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2013, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for two years and he will receive two times the greater of (a) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (b) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2013, he would have received approximately $4,421,117 in base salary, bonus and benefits.

As required by Mr. Howley’s employment agreement, Mr. Howley’s stock option agreements of November 2012 granting him 350,000 options vesting in 2016 and 2017 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after the date hereof but prior to October 1, 2014, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2014 but prior to October 1, 2015, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2015 but prior to October 1, 2016, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2016 but prior to October 1, 2017, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2017, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2013, none of his options would be permitted to continue to vest in accordance with their terms.

Pursuant to the terms of their respective employment agreements, if Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2013, none of Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen had unpaid but accrued base salary or benefits. If Mr. Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the greater of (a) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (b) bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. Further, the Company will offer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost that is not greater than that he was charged for coverage as of the date of termination. Thus, if Mr. Rufus had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $822,154 in base salary, bonus and benefits; if Mr. Laubenthal had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $1,164,078 in base salary, bonus and benefits; if Mr. Henderson had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $769,654 in base salary, bonus and benefits; and if Mr. Iversen had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $649,078 in base salary, bonus and benefits.

In addition, the option grants in November 2012 for Messrs. Rufus, Laubenthal, Henderson and Iversen have post-employment vesting provisions identical to those described above for Mr. Howley. If Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen had died, become disabled, had been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2013, none of his options would be permitted to continue to vest in accordance with their terms.

The Company’s stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2013, Messrs. Howley, Rufus, Laubenthal, Henderson and Iversen would have had 350,000, 80,000, 107,500, 67,500 and 65,000 options, respectively, vest, with a realized value of $3,013,500, $688,800, $925,575, $581,175 and $559,650, respectively (assuming the change in control price was $138.70, the closing price of the Company’s stock on the NYSE on September 30, 2013).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2013, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)(1)	Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)	Voluntary Termination without Good Reason ($)
W. Nicholas Howley(2)	7,413,500	—	4,421,117	4,421,117	4,421,117	—
Gregory Rufus	688,800	—	822,154	822,154	822,154	—
Raymond Laubenthal	925,575	—	1,164,078	1,164,078	1,164,078	—
Robert Henderson	581,175	—	769,654	769,654	769,654	—
Bernt Iversen II	559,650	—	649,078	649,078	649,078	—

(1)	Except for Mr. Howley (see note (2)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause. Amounts assume that the options that actually vested as of September 30, 2013 (subject to validation by the Compensation Committee that the performance targets had been met, which occurred in November 2013), were vested as of September 30, 2013 and were not accelerated pursuant to a change in control.
(2)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

W. Nicholas Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Chief Executive Officer and Chairman of the Board of the Company, was most recently amended and restated in August 2014.

Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on July 31, 2019. The annual base salary is $1,040,000, subject to annual review; the base salary may be increased but not decreased subject to such review. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in the Company’s annual cash bonus plan with a target bonus of 125% of his base salary, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent (it being understood that a change in Mr. Howley’s title to Executive Chairman shall not constitute good reason so long as Executive Chairman is a full time employee position, Mr. Howley has duties that are consistent with those customarily associated with the title of Executive Chairman and that are acceptable to Mr. Howley and there is no reduction in his compensation or benefits); (ii) a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent; (iii) Mr. Howley is not re-elected to the Board of Directors; (iv) the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (v) any material breach of the employment agreement by the Company); or (vi) there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as defined in the employment agreement) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed, the Company will, pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s), if any. Notwithstanding the foregoing, if Mr. Howley resigns for Good Reason because he has diminished duties in connection with a change in title to Executive Chairman, Mr. Howley will receive only one times his salary and bonus amounts. In addition, for the period during which Mr. Howley is eligible to receive benefits under COBRA, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with COBRA at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The employment agreement provides that Mr. Howley will receive annual grants of options valued at $10,600,000 on a Black Scholes basis (assuming consistent application of the assumptions, other than the price of the stock, and valued using the average closing prices for the 45 trading days immediately prior to the grant date), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2013 and 2014. The options granted in fiscal 2015 will vest at completion of the fifth fiscal year after the grant; the options granted in fiscal 2016 and 2017 will vest at completion of the fourth fiscal year after the grant; and the options granted in fiscal 2018 and 2019 will vest at completion of the third fiscal year after the grant. The options will include provisions with regard to post-employment vesting. More specifically, with respect to the options granted in fiscal 2015, if Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2015 but prior to October 1, 2016, 30% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2016 but prior to October 1, 2017, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2017 but prior to October 1, 2018, 80% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2018 but prior to October 1, 2019, 90% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2019, 100% of the remaining unvested options may continue to vest in accordance with their terms. With respect to options granted in fiscal 2016 and 2017, if Mr. Howley’s employment terminates for the aforementioned reasons after the first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant, 30% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons after the second fiscal year end following the date of grant but on or prior to the third fiscal year end following the date of grant, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons after the third fiscal year end following the date of grant but on or prior to the fourth fiscal year end following the date of grant, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons after the fourth fiscal year end following the date of grant, 100% of the remaining unvested options may continue to vest in accordance with their terms. With respect to options granted in fiscal 2018 and 2019, if Mr. Howley’s employment terminates for the aforementioned reasons after the first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant, 33% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons after the second fiscal year end following the date of grant but on or prior to the third fiscal year end following the date of grant, 66% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons after the third fiscal year end following the date of grant, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. The employment agreement also provides that notwithstanding the terms of any outstanding option agreement to the contrary, upon a termination for cause, vested options will expire 18 months following termination.

Mr. Howley will be required to hold stock or vested in-the-money options, with a value of at least $10,000,000 and at least $5,000,000 of that must be held in stock.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Executive Officers

Gregory Rufus and Raymond Laubenthal have been parties to employment agreements with the Company to serve as Executive Vice President and Chief Financial Officer and President, respectively, of the Company since 2005. The agreements were most recently amended and restated in February 2011. Unless earlier terminated by the Company or Messrs. Rufus or Laubenthal, as the case may be, the terms of their agreements extend through December 31, 2015.

In February 2011 each of Robert Henderson and Bernt Iversen entered into employment agreements with the Company to serve as Executive Vice Presidents of the Company. Unless earlier terminated by the Company or Messrs. Henderson or Iversen, as the case may be, the terms of their agreements extend until October 1, 2016.

Unless the Company or the executive elects not to renew the term, upon expiration of the current term of each executive’s employment agreement, the agreement will automatically be extended for an additional two-year period. As of September 30, 2013, Mr. Rufus’, Mr. Laubenthal’s, Mr. Henderson’s and Mr. Iversen’s respective annual base salaries were $482,500, $600,000, $430,000 and $385,000. Under the terms of the employment agreements the annual base salary is subject to annual review and may be increased but not decreased subject to such review. In addition, under the terms of their respective employment agreements, Mr. Rufus, Mr. Laubenthal, Mr. Henderson and Mr. Iversen are entitled to participate in the Company’s annual cash bonus plan, non-qualified deferred compensation plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

The employment agreements provide that if Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement),

•

by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; any material breach of this Agreement by the Company; or due to his death or disability (as defined in his employment agreement).

the Company will pay (or would have paid) the executive officer, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, the Company will offer (or would have offered) to the executive officer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to him that is not greater than the monthly cost that he is charged for coverage as of the date of termination.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

DIRECTOR COMPENSATION

Mr. Howley, the only director who is also an employee of the Company, does not receive any director fees. In 2013, compensation for non-employee directors included the following:

•	An annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears.

•	A fee of $2,500 for each meeting of the Board of Directors attended, paid semi-annually in arrears.

•	A fee of $1,000 for each meeting of any committee of the Board of Directors attended, paid semi-annually in arrears.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

•

In addition, as part of its compensation program through 2013, the Company made long-term grants of stock options to directors valued at $10,000 per year on a Black Scholes basis granted on the same terms and conditions as those granted to Company employees. The terms of the options are discussed in greater detail under “Executive Compensation-Equity Based Incentives-Options.”

In December, 2013, the Compensation Committee engaged Veritas Executive Compensation Consultants to assist it in evaluating the adequacy of director compensation. Effective beginning in the latter part of fiscal 2014, compensation for non-employee directors was changed as follows:

•

An annual retainer fee of $60,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears. No additional Board or committee meeting fees will be paid.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, payable semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nomination and Governance Committees, paid semi-annually in arrears.

In addition, in 2014, the Company made a grant of stock options to directors valued at $300,000 on a Black Scholes basis covering compensation for fiscal 2014 and fiscal 2015, granted on the same terms and conditions as those granted to Company employees, which vests over five years. The terms of the options are discussed in greater detail under “Executive Compensation-Equity Based Incentives-Options.”

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. was obligated to provide Mr. Peacock and his wife medical and dental insurance coverage comparable to that they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare and dental insurance coverage, Mrs. Peacock’s medical and dental insurance coverage, and supplemental medical reimbursement coverage for both Mr. and Mrs. Peacock, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2013 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2013 was $13,862 and the cost of the gross-up payment for 2012, paid in January 2013, was $8,667.

The following table sets forth the compensation paid to the Company’s non-employee directors during 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
William Dries	38,121	14,879	—	104,550	157,550
Mervin Dunn	21,670	29,830	—	621,014	672,514
Michael S. Graff	25,670	29,830	—	621,014	676,514
Sean P. Hennessy	39,170	29,830	—	621,014	690,514
Douglas W. Peacock	58,000	—	—	643,543	701,543
Robert J. Small	52,000	—	—	191,675	243,675
John Staer	40,000	—	—	55,760	95,760

(1)	Messrs. Dunn, Graff and Hennessy elected to receive the first installment of their semi-annual board retainer fees as stock. The shares were issued based on a value established on March 15, 2013, on which date the closing price of the common stock on the New York Stock Exchange was $151.02. Messrs. Dries, Dunn, Graff and Hennessy elected to receive the second installment of their semi-annual board retainer fees as stock. The shares were issued based on a value established on September 15, 2013, on which date the closing price of the common stock on the New York Stock Exchange was $143.70.
(2)	Represents amounts paid under the Company’s dividend equivalent plans described on pages 20 and 21. Also includes $22,528 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.

PROPOSAL TO APPROVE AND ADOPT THE TRANSDIGM GROUP INCORPORATED 2014 STOCK OPTION PLAN

On July 24, 2014, the Company’s Board of Directors approved, subject to stockholder approval, the Company’s 2014 Stock Option Plan (the “Plan”), which reserves 5,000,000 shares of common stock for issuance upon exercise of stock options. The Company’s existing 2006 Stock Incentive Plan will expire on March 14, 2016.

The Plan is designed to assist the Company in attracting, retaining, motivating and rewarding key employees, directors or consultants, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of key employees, directors or consultants with those of the Company’s stockholders.

The Plan is important because equity compensation—and specifically stock options—is a significant component of the Company’s private equity-based compensation strategy and value-based culture and the continued use of stock options will help retain the Company’s key employees (including executive officers) and recruit new employees. The Company has a history of and intends to continue to provide cash compensation to its top employees that is below the market median and cause the largest portion of their potential earnings to come from growth in the Company’s equity value. Additionally, the Plan will give the Company more flexibility in granting awards to new employees joining the Company as a result of future acquisitions, which are an essential part of the Company’s growth.

The Company is seeking stockholder approval of the Plan so that the shares of common stock reserved for issuance under the Plan may be listed on the New York Stock Exchange (“NYSE”). Such approval will require the affirmative vote of a majority of votes cast at the special meeting, provided that the total number of votes cast represent a majority of the shares of common stock outstanding at the special meeting. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Summary of the Plan

The following description of the Plan is only a summary and is subject to and qualified by the complete text of the Plan, which is attached to this Proxy Statement as Annex A.

General

The Plan only permits the grant of stock options, including nonqualified stock options and incentive stock options, to participants. Other types of awards, such as restricted stock and other equity awards that are valued by reference to, or otherwise based on, the fair market value of the Company’s common stock, that were available under the Company’s 2006 Plan have been excluded from the Plan. The Plan reserves 5,000,000 shares of common stock, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event, for the grant of stock options under the Plan. The Company projects that the shares available under the Plan will be sufficient for the Company’s compensation purposes for approximately five years.

All of the Company’s employees, directors and consultants are eligible to participate in the Plan. No participant may be granted stock options covering more than 1,500,000 shares of common stock in any calendar year.

Administration

The Plan will be administered by the Compensation Committee (the “Administrator”). The Administrator will determine who will receive awards of stock options under the Plan, as well as the number of shares underlying the stock options and the other terms and conditions of the stock options consistent with the terms of the Plan. The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. Notwithstanding the foregoing, the Board of Directors will perform the functions of the Administrator for purposes of granting awards of stock options under the Plan to non-employee directors. The Administrator may also delegate to the Company’s officers or employees, or other committees, the authority, subject to such terms as the Administrator determines, to perform such functions, including but not limited to administrative functions, as the Administrator may determine appropriate, including the appointment of agents to assist it in administering the Plan. Any action of the Administrator will be final, conclusive and binding on all persons, including participants in the Plan and their beneficiaries.

Terms of Stock Options

Pursuant to the terms of the Plan, the Committee may grant stock options that either (i) qualify as incentive stock options (the “Incentive Stock Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) do not qualify as Incentive Stock Options (the “Non-Qualified Stock Options”). To qualify as an Incentive Stock Option, a stock option must meet certain requirements set forth in the Code. Such Incentive Stock Options qualify for special tax treatment in the United States, as discussed below in “Federal Tax Consequences of Stock Options.” All stock options will be evidenced by the execution of a stock option agreement in a form approved by the Administrator.

The option price per share of common stock under a stock option will be determined by the Committee at the time of grant and will be not less than 100% of the fair market value of the common stock at the date of grant, or with respect to Incentive Stock Options, 110% of the fair market value of the common stock at the date of grant in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

The term of each stock option may not exceed ten years from the date the stock option is granted or, with respect to Incentive Stock Options, five years in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. All vested stock options expire (with certain limited exceptions with respect to participants who are prohibited from selling the Company’s common stock during certain periods pursuant to the Company’s insider trading policy) (i) at the opening of business on the day of the termination of participant’s service to the Company by the Company for Cause (as defined in the stock option agreement), except in the case of Mr. Howley, (ii) one year from the date of the termination of a participant’s service to the Company by reason of disability or death, and (iii) six months from the date of the termination of participant’s service to the Company for any other reason, provided that Incentive Stock Options will cease to be Incentive Stock Options on the expiration of three months from the date of the termination of the participant’s service to the Company and shall thereafter be Non-Qualified Stock Options. Unvested stock options will not become vested or exercisable upon or after the termination of a participant’s service to the Company for any reason, except as may be otherwise provided by the Committee or as set forth in a written agreement between the participant and the Company.

No stock option is transferable by the participant other than by will or by the laws of descent and distribution and will be exercisable during the lifetime of the participant only by the participant.

Notwithstanding the foregoing, if permitted by the Administrator, a participant may transfer stock options, other than Incentive Stock Options, during the participant’s lifetime to certain persons or entities related to the participant, including but not limited to members of the participant’s family, trusts or other entities for the benefit of one or more members of the participant’s family or to charitable institutions, pursuant to such conditions and procedures as the Administrator may establish, including the condition that the Committee receive satisfactory evidence that the transfer is being made for estate and/or tax planning purposes.

Dividend Equivalent Rights under the Plan

The Board of Directors intends to adopt a dividend equivalent plan in conjunction with the plan, whereby participants will have the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. The Company contemplates that the dividend equivalent plan will provide that Participants who hold vested stock options at the time any such dividend is declared would be eligible to receive a dividend equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had his or her vested stock option been fully exercised immediately prior to such declaration. The Company further contemplates that the dividend equivalent plan will provide that Participants who hold unvested stock options at the time the Company declares a dividend would be eligible to receive a cash dividend equivalent payment equal to the amount such participant would otherwise have been entitled to receive had his or her unvested stock option been fully vested and exercised immediately prior to such declaration; provided, such payment is not to be made until the date such stock option vests pursuant to its terms.

Equity Incentive Program

Although the Plan does not restrict the manner in which stock options are issued, the Board intends that the stock options will be issued under an equity incentive program that will generally include the features described below. Individual awards may differ.

The stock options granted under the equity incentive program under the Plan will vest solely based on the achievement of specific performance-based targets. Pursuant to the terms of the stock option agreement evidencing the grant of a stock option award, the Company contemplates that the options will vest each year based on the Company meeting certain annual operational targets, generally over a period of five fiscal years after the grant date (the “annual operational targets”). The Company contemplates that annual operational targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA As Defined and an acquisition-weighted multiple over (ii) net debt (adjusted for dividends and other equity transactions) to (b) the Company’s number of diluted shares as of such date (the “operational performance per diluted share”). The Company contemplates that the operational targets will allow for minimum vesting if growth in the Company’s operational performance per diluted share equals or exceeds 10% per year and will provide for maximum vesting if growth equals or exceeds 17.5% per year. The Company contemplates that if the operational performance per diluted share exceeds the maximum vesting target in an applicable year, participants will be able to treat such excess amounts as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of eligible operational performance options would otherwise have vested for such fiscal years.

The Company contemplates that with respect to annual operational targets, in certain limited situations, including but not limited to in the event of any dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution of Company assets to stockholders, or any other extraordinary or non-recurring change affecting the Company or the share price of the stock, or changes in applicable laws, regulations or accounting principles, the Administrator will be able to make such equitable adjustments as it determines are necessary to such targets to prevent dilution or enlargement of the stock option benefits. In addition, the Company contemplates that in the event of a change in control, stock options will become fully vested.

During their employment, a majority of the Company’s existing optionholders will be required to maintain ownership of a minimum value of their current option holdings. In general, the Company’s holding requirements, which are specific for each individual, require the Company’s Chief Executive Officer to retain shares or in-the-money vested options with a value of $10,000,000, of which $5,000,000 must be held in stock; the Company’s Chief Operating Officer to retain shares or in-the-money vested options with a value of $4,000,000; Executive Vice Presidents to retain shares or in-the-money vested options with a value of $2,000,000; operating unit Presidents to retain shares or in-the-money vested options with a value of approximately $550,000 to $750,000; operating unit staff to retain shares or in-the-money vested options with a value of $175,000 to $275,000; and directors to hold shares or in-the-money vested options with a value of $150,000. Executive officers will hold at least half of their retention requirement in shares of common stock.

Federal Tax Consequences of Stock Options

The following is a general summary of certain material United States federal income tax consequences with respect to the Incentive Stock Options and Nonqualified Stock Options, and does not address all aspects of United States federal income taxation that may be relevant to the participants and the Company in light of particular circumstances. In addition, this summary does not address any state, local or foreign tax consequences that may apply. The following discussion is based on the Code, existing and proposed regulations promulgated under the Code, published Internal Revenue Service rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Incentive Stock Options. No taxable income is recognized by the participant at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The participant will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the participant will recognize long-term capital gain in an amount equal to the excess of (a) the amount realized upon the sale or other disposition of the purchased shares over (b) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (b) the exercise price paid for the shares will be taxable as ordinary income to the participant. Any additional gain recognized upon the disposition will be a capital gain. Special rules will apply where all or a portion of the exercise price of the Incentive Stock Option is paid by tendering common shares.

Non-Qualified Options. No taxable income is recognized by a participant upon the grant of a Non-Qualified Option. The participant will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the participant will be required to satisfy the tax withholding requirements applicable to such income. Special rules will apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering common shares.

Deductibility of Executive Compensation. The Company generally will be entitled to a tax deduction in connection with a stock option in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a Nonqualified Stock Option). Under Code Section 162(m), the Company is not entitled to deduct annual remuneration in excess of $1 million paid to certain of its employees unless such remuneration satisfies certain exceptions, including an exception for “performance-based compensation.” Under Treasury Regulations, compensation attributable to a stock option is deemed to be “performance-based compensation” or to satisfy the “performance-based compensation” test within the meaning of Code Section 162(m) if: (a) the grant is made by the compensation committee; (b) the plan under which the stock option is granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee; and (c) under the terms of the stock option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant. If this proposal is approved by the stockholders and if the Compensation Committee, which is and will be comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code, makes grants of options thereunder, the Company’s deduction with respect to options granted under the Plan would not be subject to the deduction limit.

Adjustments for Stock Dividends, Mergers, Etc.

In the event of changes in the outstanding common stock of the Company or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award, or in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan, a substitution or adjustment will be made to the aggregate number of shares of common stock reserved for awards of stock options, the number of shares of common stock which may be granted or purchased pursuant to stock options, the number of shares of common stock covered by each outstanding award of stock options, and the price per share thereof in each such award. Any fractional shares issuable in connection with an adjustment may be eliminated.

Termination and Amendment of the Plan

Awards of stock options may be granted at any time until July 24, 2024, on which date the Plan shall terminate and no further awards may be granted. The Board of Directors may suspend or terminate the Plan at any time.

The Board of Directors may at any time, and from time to time, amend the Plan, provided however that stockholder approval is required for any amendment which would increase the maximum number of shares of common stock which may be issued pursuant to awards of stock options under the Plan (with the exception of certain adjustments for events as described in “Adjustments for Stock Dividends, Mergers, Etc.” above) and for any amendments that would otherwise violate any laws or regulations, including the stockholder approval requirements of the NYSE.

Benefits to Executive Officers under the Plan

The benefits or amounts that will be received by or allocated to certain executive officers and groups under the Plan is not determinable. The Company anticipates that it will make customary grants to executive officers and management employees in connection with promotions and new hires, including as a result of acquisitions, and to its non-employee directors. Mr. Howley will receive grants in accordance with his employment agreement, as described above.

The Board unanimously recommends that stockholders vote FOR approval of this proposal.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at the Company’s 2015 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at its principal executive offices at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 by September 30, 2014. The proposal should be sent to the attention of the Secretary of the Company.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2015 Annual Meeting of Stockholders between November 4, 2014 and December 4, 2014. The Company must receive the notice of a stockholder’s intention to propose an item of business, other than a director nomination, at the Company’s 2015 Annual Meeting of Stockholders between December 4, 2014 and January 3, 2015. The chairman of the 2015 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors in favor of the proposal to approve and adopt the 2014 Stock Option Plan. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS

Secretary

Dated: August 29, 2014

Annex A

TRANSDIGM GROUP INCORPORATED 2014 STOCK OPTION PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating and rewarding certain key employees, officers, directors and consultants of the Company and its Affiliates, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Options to Eligible Persons to encourage such persons to expend their maximum efforts in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such entity.

(b) “Applicable Laws” means the requirements related to or implicated by the administration or the Plan under applicable state corporate law, federal and statute securities laws, the Code, any stock exchange or quotation system on which the shares of Stock are listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Cause, (i) acts of personal dishonesty, gross negligence or willful misconduct on the part of a Participant in the course of his or her employment or services; (ii) a Participant’s engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Company or its Affiliates; (iii) misappropriation by a Participant of the assets or business opportunities of the Company or its Affiliates; (iv) embezzlement or fraud committed by a Participant, at his or her direction, or with his or her personal knowledge; (v) a Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or its Affiliates; or (vi) failure by a Participant to follow the lawful directions of a superior officer or the Board. If there is an employment agreement between a Participant and the Employer defining Cause, “Cause” shall have the meaning provided in such agreement. Unless an applicable employment agreement otherwise provides, the Committee, in its absolute discretion, will determine the effect of all matters on questions relating to whether a Participant has been discharged for Cause.

(e) “Change in Control” means:

(i) A change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Board or such other committee appointed by the Board consisting of two or more individuals.

(h) “Company” means TransDigm Group Incorporated, a Delaware corporation.

(i) “Disability” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Disability, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. If there is an employment agreement between a Participant and the Employer defining Disability, “Disability” has the meaning provided in such agreement.

(j) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired by exercise of an Incentive Stock Option made within the period that is (i) two years after the date the Participant was granted the Incentive Stock Option or (ii) one year after the date the Participant acquired Stock by exercising the Incentive Stock Option.

(k) “Effective Date” shall mean the date this Plan is adopted by the Board of Directors.

(l) “Eligible Person” means (i) each employee of the Company or of any of its Affiliates, including each such person who may also be a director of the Company and/or its Affiliates; (ii) each non-employee director of the Company and/or its Affiliates; (iii) each other person who provides substantial consulting or advisory services to the Company and/or its Affiliates and who is designated as eligible by the Committee; and (iv) any person who has been offered employment by the Company or its Affiliates; provided, that such prospective employee may not receive any payment or exercise any right relating to an Option until such person has commenced employment with the Company or its Affiliates. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

(m) “Employer” means either the Company or an Affiliate of the Company that the Participant (determined without regard to any transfer of an Option) is principally employed by or provides services to, as applicable.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(o) “Expiration Date” means the date upon which the term of an Option expires, as determined under Section 5(b).

(p) “Fair Market Value” means (i) if the Stock is listed on a national securities exchange, the closing price reported on the primary exchange with which the Stock is listed and traded on the date of grant, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (ii) if the Stock is not listed on any national securities exchange but is listed on the Nasdaq National Market System, the last sale price reported on the date of grant, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported. If the Stock is not listed on a national securities exchange or the Nasdaq National Market System, the Fair Market Value means the amount determined by the Board in good faith to be the fair market value per share of Stock, on a fully diluted basis.

(q) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s) “Option” means a conditional right, granted to a Participant under Section 5, to purchase Stock at a specified price during specified time periods. Options under the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(t) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.

(u) “Participant” means an Eligible Person who has been granted an Option under the Plan, or if applicable, such other person or entity who holds an Option.

(v) “Plan” means this TransDigm Group Incorporated 2014 Stock Incentive Plan.

(w) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Regulation 1.162-27(c) under Code Section 162(m).

(x) “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(y) “Stock” means the Company’s common stock, $0.01 par value, and such other securities as may be substituted for Stock pursuant to Section 8.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee has full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Options; (iii) determine the type, number of shares of Stock subject to, and other terms and conditions of, and all other matters relating to, Options; (iv) prescribe Option agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (v) construe and interpret the Plan and Option agreements and correct defects, supply omissions, or reconcile inconsistencies therein; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Options under the Plan to non-employee directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires. Any action of the Committee shall be final, conclusive and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants and beneficiaries of Participants.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Option intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members; and (ii) any action relating to an Option granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, that upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. The Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Option granted under the Plan to (i) any person who is an “insider” within the meaning of Section 16 of the Exchange Act or (ii) any person or entity who is not an employee of the Company or any of its Affiliates shall be expressly approved by the Committee.

(d) Section 409A. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Option under the Plan, to the extent applicable.

4. Shares Available Under the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 8, the total number of shares of Stock reserved and available for delivery in connection with Options under the Plan is 5,000,000. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Option. To the extent that an Option expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the Participant of the full number of shares to which the Option related, the undelivered shares will again be available for grant.

(c) 162(m) Limitation. Subject to the provisions of Section 8, no Employee shall be eligible to be granted Options covering more than 1,500,000 shares of Stock during any calendar year. This subsection (c) shall not apply until the earliest date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

5. Options.

(a) General. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are employed by the Employer and in accordance with Section 5(h). The provisions of separate Options shall be set forth in an Option Agreement, which agreements need not be identical.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options and paid, to the extent permitted by applicable statutes and regulations: (a) in immediately available funds in United States dollars, or by certified or bank cashier’s check at the time the option is exercised; (ii) by surrender to the Company of shares of Stock that (A) have been held by the Participant for at least six-months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes), or (B) were acquired from a person other than the Company (i.e., a stock-for-stock exchange); (iii) a “cashless” exercise program established with a broker selected by the Company; or (iv) at the discretion of the Committee, (A) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise or (B) in any other form of legal consideration that may be acceptable to the Committee; or (v) by any combination of the foregoing methods. Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company through the Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in the Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Employer, and all vesting shall cease upon a Participant’s termination of employment or services with the Employer for any reason. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires.

(f) Transferability of Options. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Nonqualified Stock Options may be transferable to the extent provided in the Option Agreement or otherwise determined by the Committee.

(g) Termination of Employment or Service. Except as may otherwise be provided by the Committee in the Option Agreement or otherwise:

(i) If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates for any reason other than (A) by the Employer for Cause, or (B) by reason of the Participant’s death or Disability, (1) all vesting with respect to the Options shall cease, (2) any unvested Options shall expire as of the date of such termination, and (3) any vested Options shall remain exercisable until the earlier of the Expiration Date or the date that is six (6) months after the date of such termination.

(ii) If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer terminates by reason of such Participant’s death or Disability, (A) all vesting with respect to the Options shall cease, (B) any unvested Options shall expire as of the date of such termination, and (C) any vested Options shall expire on the earlier of the Expiration Date or the date that is twelve (12) months after the date of such termination due to death or Disability of the Participant. In the event of a Participant’s death, the Options shall remain exercisable by the person or persons to whom a Participant’s rights under the Options pass by will or the applicable laws of descent and distribution until its expiration, but only to the extent the Options were vested by such Participant at the time of such termination due to death.

(iii) If prior to the Expiration Date, a Participant’s employment or service, as applicable, with the Employer is terminated by the Employer for Cause, all Options (whether or not vested) shall immediately expire as of the date of such termination.

(h) Special Provisions Applicable to Incentive Stock Options.

(i) No Incentive Stock Option may be granted to any Participant who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Option (A) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option; and (B) cannot be exercised more than five (5) years after the date it is granted.

(ii) To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iii) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of shares of Stock that may be granted or purchased pursuant to Options granted hereunder, the number of shares that may be granted or purchased pursuant to Options in any calendar year, the number of shares of Stock covered by each outstanding Option, and the price per share thereof in each such Option shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price or kind of a share of Stock or other consideration subject to such Options (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Option; or (ii) in the event of any change in applicable laws or any change in circumstances that results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan.

(b) Corporate Events. Notwithstanding the foregoing, except as may otherwise be provided in an Option agreement, in the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), in lieu of providing the adjustment set forth in subsection (a) above, the Committee may, in its discretion, “cash-out” vested and/or unvested Options by providing that such vested and/or unvested Options shall be cancelled as of the consummation of such Corporate Event, and that holders of Options will receive a payment in respect of cancellation of their Options based on the amount of the per share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options and other Options subject to exercise, the applicable exercise price; provided, however, that holders of “performance vested” Options shall only be entitled to consideration in respect of cancellation of such Options to the extent that applicable performance criteria are achieved prior to or as a result of such Corporate Event, and shall not otherwise be entitled to payment in consideration of cancelled unvested Options. Payments to holders pursuant to the preceding sentence shall be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Option to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Option at such time.

(c) Fractional Shares. Any such adjustment may provide for the elimination of any fractional share that might otherwise become subject to an Option.

7. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

8. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock that are subject to Options hereunder until such shares have been issued to that person.

9. Employment or Service Rights.

No individual shall have any claim or right to be granted an Option under the Plan or, having been selected for the grant of an Option, to be selected for a grant of any other Option. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

10. Compliance with Laws.

The obligation of the Company to deliver Stock upon vesting and/or exercise of any Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Option unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon exercise or settlement of Options. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

11. Withholding Obligations.

As a condition to the vesting and/or exercise of any Option, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all Federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting and/or exercise. The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements and such shares shall be valued at their Fair Market Value as of the settlement date of the Option; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutory required withholding amount with respect to such Option.

13. Amendment of the Plan or Options.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that, except as contemplated by Section 6, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice of counsel, whether such amendment will be contingent on stockholder approval.

(b) Amendment of Options. The Committee, at any time, and from time to time, may amend the terms of any one or more Option awards; provided, however, that the rights under any Option shall not be impaired by any such amendment unless the Participant consents in writing.

14. Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

15. Effective Date of the Plan.

The Plan is effective as of the date of adoption by the Board of Directors.

16. Miscellaneous.

(a) Participants Outside of the United States. The Committee may modify the terms of any Option under the Plan made to or held by a Participant who is then a resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Option shall conform to laws, regulations and customs of the country in which the Participant is then a resident or primarily employed, or so that the value and other benefits of the Option to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such Option to a Participant who is a resident or primarily employed in the United States. An Option may be modified under this Section 17(a) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Option is modified.

(b) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(c) Payments Following Accidents or Illness. If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(d) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(e) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(f) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(g) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(h) Clawback. Notwithstanding any other provisions in the Plan, Options will be subject to such deduction and clawback recovery as may be required by Applicable Laws.

TRANSDIGM GROUP INCORPORATED

THE TOWER AT ERIEVIEW

1301 EAST 9TH STREET,

SUITE 3000

CLEVELAND, OH 44114

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M78133-S22538	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRANSDIGM GROUP INCORPORATED

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

1. To approve and adopt the Company’s 2014 Stock Option Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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M78134-S22538

TRANSDIGM GROUP INCORPORATED

Special Meeting of Stockholders

October 2, 2014 at 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on August 11, 2014 at the Special Meeting of Stockholders to be held on October 2, 2014, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Special Meeting of Stockholders and the related Proxy Statement dated August 29, 2014 is hereby acknowledged.

If no instructions are given, the proxies will vote FOR Proposal 1 (approval of the 2014 Stock Option Plan).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side